UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 28, 2011

CONTINUITYX SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	4841	27-2701563
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ContinuityX Solutions, Inc.
610 State Route 116
Metamora, IL 61548
(Address of principal executive offices, including zip code)

309-367-2800
(Registrant's telephone number, including area code)

 EDUtoons, Inc.
(Registrant’s former name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

 Changes in Registrant’s Name.

The Registrant changed its name to ContinuityX Solutions, Inc. pursuant to a Certificate of Amendment of the Certificate of Incorporation of EDUtoons, Inc., which was filed with the Secretary of State of the State of Delaware on December 28, 2011 (the “Amendment”). A copy of the Amendment is attached as Exhibit “1” hereto.

Changes in Registrant’s Equity Structure.

The Amendment also provided for the following:

A. Increase in Registrant’s Authorized Shares

The aggregate number of shares which the Registrant had authority to issue was ten million (10,000,000) shares of common stock, par value of $.001 per share. The Amendment increased the number of authorized shares to two hundred twenty-five million (225,000,000) shares, of which two hundred million (200,000,000) shares are common stock, par value $.001 per share, and twenty-five million (25,000,000) shares are preferred stock, par value $.001 per share.

B. Forward Stock Split

Each issued and outstanding share of Common Stock of the Registrant (the “Old Common Stock”) was automatically converted into 13.333 shares of Common Stock, par value $.001 (the “New Common Stock”). However, if the forward stock split resulted in any share of any holder of the New Common Stock that was less than one (1) share (“Fractional Share”), such Fractional Share was automatically rounded up or down to the nearest whole number, with no change in the par value of the share as follows: (i) if any Fractional Share had a value less than 0.5 shares, then such share was rounded down to the nearest whole share; and (ii) if any Fractional Share had a value greater than or equal to 0.5 shares, then such share was rounded up to the nearest whole share.

C. Authorization of Preferred Stock

The Amendment provides that preferred stock may be issued from time to time in one or more series.  The Board of Directors of the Registrant is expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series.

Without limiting the foregoing paragraph, the Board of Directors is expressly authorized to create and issue preferred shares which have anti-dilutive rights. For example, if anti-dilutive preferred stock is issued, and if the Registrant issues 10,000,000 shares of Preferred Stock which are convertible into 50,000,000 shares of Common Stock, the anti-dilutive rights would provide that if the Registrant does a reverse split and if 100,000,000 shares of Common Stock outstanding are reduced to 50,000,000 shares, the 10,000,000 shares of Preferred Stock would continue to be convertible into the 50,000,000 shares of Common Stock.

ITEM 4.01

Changes in Registrant’s Certifying Accountant.

On January 12, 2012 ContinuityX Solutions, Inc. (the “Registrant”), pursuant to action of its Board of Directors approved the engagement of EFP Rotenberg, LLP (“Rotenberg”) as its certifying accountant.  On January 12, 2012, the Registrant notified Wei, Wei & Co., LLP (“Wei”) that it had determined to change accountants.

During the Registrant’s two most recent fiscal years and during the subsequent interim period preceding the dismissal of Wei, the Registrant had no disagreement with Wei on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Wei, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Wei’s reports on the Registrant’s financial statements contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that Wei’s Report of Independent Registered Public Accounting firm dated October 12, 2011 concluded that substantial doubts were raised about the Registrant’s ability to continue as a going concern as a result of the Registrant then being a start up company subject to substantial business risks and uncertainties, because of which the Registrant at such time had not generated revenues since inception.

None of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K occurred within the Registrant’s fiscal year ended June 30, 2011, which is the most recent fiscal year for which filings with the SEC have been made, and the subsequent interim periods to the date hereof.

The Registrant delivered a copy of this Report on Form 8-K to Wei on January 12, 2012 and requested that a letter addressed to the Securities and Exchange Commission be provided stating whether or not it agrees with the statements made by the Registrant in response to this Item and, if not, stating the respects in which it disagrees.  A copy of the response letter of Wei is attached hereto as Exhibit 2.

ITEM 9.01:  Exhibits.

3.1	Amendment to the Certificate of Incorporation of EDUtoons, Inc., dated December 28, 2011.

16.1	Letter from Wei, Wei & Co., LLP, dated January 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ContinuityX Solutions, Inc. (Registrant)

Dated: January 18, 2012	By:	/s/ David Godwin
David Godwin
Title: President